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                                                                   EXHIBIT 99.11

                                   CONSENT
                                      OF
                          CS FIRST BOSTON CORPORATION


        We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Turner Broadcasting System, Inc. ("TBS") as Appendix C-2 to the Joint Proxy Statement/Prospectus of TBS and Time Warner, Inc. ("Time Warner") relating to the proposed merger transaction involving TBS and Time Warner, and (ii) references made to our firm and such opinion in such joint Proxy Statement/Prospectus under the captions entitled "SUMMARY - Opinions of Financial Advisors to TBS," "THE TRANSACTION - Background," "THE TRANSACTION - Recommendation of the TBS Board; TBS's Reasons for the Transaction," "THE TRANSACTION - Opinions of TBS's Financial Advisors - Opinion of CS First Boston" and "The Transaction - Certain Fees and Expenses." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        CS FIRST BOSTON CORPORATION


September 5, 1996